Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Gulfstream Aerospace Corporation on Form S-8 of our reports dated February 1, 1999 (March 1, 1999 as to Note 16), appearing in and incorporated by reference in the Annual Report on Form 10-K of Gulfstream Aerospace Corporation for the year ended December 31, 1998.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Atlanta, Georgia

July 14, 1999